Exhibit 99.1

         SEALED AIR CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

                Index to Consolidated Financial Statements


                                                                   Page

Report of Independent Certified Public Accountants.................F-9
Consolidated Statements of Earnings for the three years
     ended December 31, 1997...................................... F-10
Consolidated Balance Sheets at December 31, 1997 and 1996..........F-11
Consolidated Statements of Shareholders' Equity for the three years ended December 31, 1997................................ F-13
Consolidated Statements of Cash Flows for the three years
     ended December 31, 1997...................................... F-14
Notes to the Consolidated Financial Statements.....................F-15



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders of Sealed Air Corporation:

We have audited the accompanying consolidated balance sheets of Sealed
Air Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sealed Air Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                       s/KPMG Peat Marwick LLP

Short Hills, New Jersey
January 20, 1998, except
  for note 2, which is as
  of March 23, 1998


                                  F-9

SEALED AIR CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Years Ended December 31, 1997, 1996 and 1995
(In thousands of dollars except per share data)

                                                           1997         1996        1995
Net sales                                                $842,833    $789,612    $723,120
Cost of sales                                             523,517     495,185     466,952

   Gross profit                                           319,316     294,427     256,168

Marketing, administrative and
   development expenses                                   172,795     164,355     147,288

Transaction expenses                                        8,405           -           -

   Operating profit                                       138,116     130,072     108,880

Other income (expense):
   Interest income                                          1,696       1,482       1,187
   Interest expense                                        (6,950)    (13,350)    (19,106)
   Other, net                                                 626      (3,609)     (3,807)
     Other income (expense), net                           (4,628)    (15,477)    (21,726)

Earnings before income taxes                              133,488     114,595      87,154
Income taxes                                               53,567      45,266      34,426

Net earnings                                              $79,921     $69,329     $52,728


Basic earnings per common share                           $  1.88     $  1.63     $  1.25


See accompanying notes to consolidated financial statements.

                                  F-10


SEALED AIR CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 1997 and 1996
(In thousands of dollars except share data)

                                                                1997          1996
Assets
Current assets:
   Cash and cash equivalents                                  $ 35,481    $  2,985
   Accounts receivable, less allowance for doubtful
     accounts of $5,799 in 1997 and $5,623 in 1996             132,325     124,204
   Other receivables                                             8,037       8,258
   Inventories                                                  58,895      57,231
   Prepaid expenses                                              2,742       1,095
   Deferred income taxes                                        13,285      13,193

     Total current assets                                      250,765     206,966

Property and equipment:
   Land and buildings                                           84,780      81,629
   Machinery and equipment                                     204,241     199,275
   Leasehold improvements                                        8,274       8,409
   Furniture and fixtures                                       10,639      12,029
   Construction in progress                                      7,307       6,139
                                                               315,241     307,481
   Less accumulated depreciation and amortization              144,114     132,919
     Property and equipment, net                               171,127     174,562

Patents and patent rights, less accumulated
  amortization of $16,636 in 1997 and $15,139 in 1996           10,430      11,998
Excess of cost over fair value of net assets acquired, less
  accumulated amortization of $20,249 in 1997 and
  $12,966 in 1996                                               42,149      47,840
Other assets                                                    23,889      25,753
                                                              $498,360    $467,119



See accompanying notes to consolidated financial statements.

                                  F-11


SEALED AIR CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 1997 and 1996
(In thousands of dollars except share data)

                                                                 1997        1996
Liabilities and Shareholders' Equity
Current liabilities:
   Notes payable                                               $23,929     $12,674
   Current installments of long-term debt                        2,641       2,891
   Accounts payable                                             48,843      46,934
   Accrued wages, salaries and related costs                    36,235      33,448
   Other accrued liabilities                                    39,220      36,401
   Income taxes payable                                         12,742      15,708
     Total current liabilities                                 163,610     148,056

Long-term debt, less current installments                       48,506      99,900

Deferred income taxes                                           16,571      19,863
Other liabilities                                               12,390      12,651
     Total liabilities                                         241,077     280,470

Commitments and contingent liabilities (notes 6, 7 and 10)

Shareholders' equity:
   Preferred stock, no par value.  Authorized: 1,000,000
     shares; none issued in 1997 and 1996                            -           -
   Common stock, $.01 par value.  Authorized: 125,000,000
     shares in 1997 and 60,000,000 shares in 1996; Issued:
     42,856,704 shares in 1997 and 42,747,704 shares in 1996       429         427
   Additional paid-in capital                                  180,512     167,801
   Retained earnings                                            95,942      16,021
   Accumulated translation adjustment                             (933)      8,615
                                                               275,950     192,864
Less:
     Deferred compensation                                       9,821       5,988
     Treasury stock at cost: 232,458 shares held
       in 1997 and 226,758 shares held in 1996                   8,846         227
         Total shareholders' equity                            257,283     186,649
                                                              $498,360    $467,119
                                    F-12


SEALED AIR CORPORATION AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 1997, 1996 and 1995
(In thousands of dollars)

                                                            1997        1996         1995
COMMON STOCK
Balance, beginning of year                                  $427        $425         $201
Shares issued for awards of
 contingent stock                                              1           1            2
Shares issued for non-cash compensation                        1           1            1
Shares issued in acquisitions                                  -           -            9
Two-for-one stock split                                        -           -          212
   Balance, end of year                                      429         427          425

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                               167,801     158,400      114,686
Shares issued for awards of
 contingent stock                                          8,336       3,396        6,091
Tax benefit in excess of amortization on
 stock awards                                              1,065       1,700          527
Contingent stock forfeited                                    (7)        (51)         (48)
Shares issued for non-cash compensation                    3,317       3,743        3,239
Shares issued in acquisitions                                  -           -       34,117
Shares issued related to prior year acquisition                -         613            -
Two-for-one stock split                                        -           -         (212)
   Balance, end of year                                  180,512     167,801      158,400

RETAINED EARNINGS (DEFICIT)
Balance, beginning of year                                16,021     (53,308)    (106,036)
Net earnings                                              79,921      69,329       52,728
   Balance, end of year                                   95,942      16,021      (53,308)

ACCUMULATED TRANSLATION ADJUSTMENT
Balance, beginning of year                                 8,615       7,279        6,126
Foreign currency translation                              (9,548)      1,336        1,153
   Balance, end of year                                     (933)      8,615        7,279

DEFERRED COMPENSATION
Balance, beginning of year                                (5,988)     (6,232)      (3,717)
Excess of fair value over proceeds from
 awards of contingent stock                               (8,308)     (3,305)      (5,933)
Amortization                                               4,467       3,498        3,370
Contingent stock forfeited                                     8          51           48
   Balance, end of year                                   (9,821)     (5,988)      (6,232)

TREASURY STOCK
Balance, beginning of year                                  (227)       (226)        (248)
Shares reissued for awards of
 contingent stock                                            154           -            -
Contingent stock forfeited                                    (1)         (1)          (2)
Shares issued in acquisitions                                  -           -           24
Purchase of treasury shares                               (8,772)          -            -
    Balance, end of year                                  (8,846)       (227)        (226)

TOTAL SHAREHOLDERS' EQUITY                              $257,283    $186,649     $106,338


See accompanying notes to consolidated financial statements.

                                  F-13

SEALED AIR CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 1997, 1996 and 1995
(In thousands of dollars)


                                                         1997          1996         1995
    CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings                                         $ 79,921      $ 69,329    $ 52,728
    Adjustments to reconcile net earnings to
     net cash provided by operating activities:
          Depreciation and amortization of property
            and equipment                                  23,196        22,862      20,473
          Other depreciation and amortization              22,582        17,035      14,807
          Deferred tax provision                           (2,940)       (5,297)     (1,375)
          Net losses on disposals of property
            and equipment                                     105           149         273
          Non-cash compensation                               322         3,242       3,556
          Other, net                                       (2,860)        2,217         811
          Change in operating assets and liabilities,
                net of acquisitions:
              Receivables                                  (15,284)      (7,798)    (13,016)
              Inventories                                   (5,031)       1,164      (5,953)
              Prepaid expenses                              (1,884)       1,644      (1,441)
              Accounts payable                               2,558        1,113      (9,262)
              Other accrued liabilities                     10,854       12,119      11,050
              Income taxes payable                          (3,218)      (1,714)      2,567

        Net cash provided by operating activities          108,321      116,065      75,218

    CASH FLOWS FROM INVESTING ACTIVITIES:

      Capital expenditures for property and equipment      (24,349)      (17,015)   (21,056)
      Proceeds from sales of property and equipment            463         1,497        776
      Net cash utilized in purchase of subsidiaries        (10,097)      (30,026)   (27,713)

        Net cash used in investing activities              (33,983)      (45,544)   (47,993)

    CASH FLOWS FROM FINANCING ACTIVITIES:

      Proceeds from long-term debt                         13,162       108,131      75,271
      Principal payments on long-term debt                (56,342)     (177,039)   (114,281)
      Net proceeds from (payments on) notes payable        10,724        (6,213)      8,098
      Purchase of treasury shares                          (8,772)            -           -

        Net cash used in financing activities             (41,228)      (75,121)    (30,912)

    Effect of exchange rate changes on cash
        and cash equivalents                                 (614)          (76)        195



    CASH AND CASH EQUIVALENTS:
        Increase (decrease) during the period              32,496        (4,676)     (3,492)
        Balance, beginning of period                        2,985         7,661      11,153
        Balance, end of period                           $ 35,481     $   2,985    $  7,661

    SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the year for:
        Interest                                         $  7,093      $ 14,173    $ 18,582
        Income taxes                                     $ 53,704      $ 39,991    $ 33,898

See accompanying notes to consolidated financial statements.

                                  F-14

SEALED AIR CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of Sealed Air Corporation and its subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. Substantially all of the Company's non-U.S. subsidiaries are included in the consolidated financial statements on a calendar year basis while certain non-U.S. subsidiaries are included on the basis of a fiscal year ended November 30.

Certain prior years' financial statement amounts have been reclassified to conform with their 1997 presentation.

Foreign Currency

All balance sheet accounts are translated at year-end exchange rates, and statement of earnings items are translated at weighted average month-end exchange rates. Resulting translation adjustments are made directly to a separate component of shareholders' equity.

Earnings before income taxes includes an aggregate exchange loss of $1,951,000 for the year ended December 31, 1997 (an aggregate exchange gain of $271,000 and an aggregate loss of $828,000 for the years ended December 31, 1996 and 1995, respectively).

Cash and Cash Equivalents

Investments with original maturities of three months or less are considered to be cash equivalents. The Company's policy is to invest cash in excess of short-term operating and debt service requirements in such cash equivalents, which amounted to $41,667,000 and $3,489,000 at December 31, 1997 and 1996, respectively. These instruments consisted of money market and commercial paper amounts stated at cost, which approximates market because of the short maturity of these instruments.

Derivative Financial Instruments

The Company has limited involvement with derivative financial instruments that have off-balance-sheet risk. These financial instruments generally include cross currency swaps, interest rate swaps, caps and collars and foreign exchange forwards and options relating to the Company's borrowing and trade activities. Such financial instruments are used to manage the Company's exposure to fluctuations in interest rates and foreign exchange rates. The Company does not purchase, hold or sell derivative financial instruments for trading or speculative purposes. The Company is exposed to credit risk in the event of the inability of the counterparties to perform under their obligations. However, the Company seeks to minimize such risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

The Company records realized and unrealized gains and losses from foreign exchange hedging instruments (including cross currency swaps, forwards and options) differently depending on whether the instrument qualifies for hedge accounting. Gains and losses on those foreign exchange instruments that qualify as hedges are deferred as part of the cost basis of the asset or liability being hedged and are recognized in the statement of earnings in the same period as the underlying transaction. Realized and unrealized gains and losses on instruments that do not qualify for hedge accounting are recognized currently in the statement of earnings.

The Company records the net payments or receipts from interest rate swaps, caps, collars and the interest rate component of cross currency swaps as adjustments to interest expense on a current basis. If an interest rate hedging instrument were terminated prior to the maturity

                                  F-15
date, any gain or loss would be amortized into earnings over the shorter of the original term of the derivative instrument and the underlying transaction.

Inventories

Inventories are stated at the lower of cost or market. The majority of U.S. inventories are valued using the last-in, first-out ("LIFO") method; other U.S. inventories, principally parts used in packaging systems, are valued using the first-in, first-out ("FIFO") method. Inventories of foreign operations are valued using primarily the FIFO method. Had the FIFO method (which approximates current cost) been used for all inventory at December 31, 1997, inventories would have been higher by $4,032,000 ($4,729,000 and $4,557,000 in 1996 and 1995,
respectively). The cost elements of work in process and finished goods inventories are raw materials, direct labor and manufacturing overhead.

Property and Equipment

Property and equipment are stated at acquisition cost. Property and equipment no longer in use or surplus to the Company's needs are carried at the lower of cost or fair value. Depreciation of buildings and equipment is provided over the estimated useful lives (generally periods ranging up to 40 years and 10 years, respectively) of the related assets. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the asset's useful life. The Company generally uses the straight-line method of depreciation for financial reporting purposes and accelerated methods of depreciation for income tax purposes.

Intangibles and Other Assets

Patents and patent rights are stated at acquisition cost. Amortization of patents and patent rights is recorded using the straight-line method over the remaining legal lives of the patents, generally for periods ranging up to 20 years.

The excess of cost over fair value of net assets acquired is amortized over periods ranging up to 40 years. The carrying value of the excess of cost over fair value of net assets acquired is periodically reviewed by the Company. Impairments are recognized when the expected future undiscounted operating cash flows derived from such intangible assets are less than their carrying value.

Other intangible assets, including non-competition agreements, included in other assets are amortized over the life of such agreements using the straight-line method, usually ranging from 1 to 5 years.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, certain intangibles, and the excess of cost over fair value of net assets acquired related to those assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying amount.

Employee Benefit Plans

The Company has a non-contributory profit-sharing plan covering most U.S. employees, except those employees covered by collective bargaining agreements that do not provide for their participation. Contributions to this plan, which are made at the discretion of the Board of Directors, may be made in cash, shares of the Company's common stock, or in a combination of cash and shares of the Company's common stock. The Company also has a thrift and Section 401(k) plan in which most U.S. employees of the Company are eligible to participate, except those employees who are covered by certain collective bargaining agreements that do not provide for participation in the plan. Under this plan, the

                                  F-16

Company matches 50% of each employee's contributions to a maximum company contribution of 3% of the employee's compensation. Forfeitures of non-vested interests in each of these plans remain in the respective plans for the benefit of the remaining participants. The Company also has pension or other retirement plans for employees of certain foreign subsidiaries and certain U.S. employees who are covered by collective bargaining agreements. Company contributions to or provisions for its profit-sharing, thrift and other retirement plans, net of forfeitures, are charged to operations and amounted to $12,009,000 in 1997 ($10,903,000 and $10,069,000 in 1996 and 1995, respectively).

The Company provides various other benefit programs to active employees including group medical, insurance and other welfare benefits. The costs of these benefit programs are charged to operations as incurred. Eligibility to participate in these programs generally ceases upon retirement or other separation from service except as required by applicable law.

Research and Development Costs

Research and development costs are charged to operations as incurred and amounted to $15,781,000 in 1997 ($15,449,000 and $14,597,000 in 1996 and
1995, respectively).

Environmental Expenditures

Environmental expenditures that relate to ongoing business activities are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenues, are expensed. Liabilities are recorded when the Company determines that environmental assessments or remediations are probable and that the costs or a range of costs to the Company associated therewith can be reasonably estimated.

Income Taxes

The Company and its domestic subsidiaries file a consolidated U.S. federal income tax return. The Company's non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. The Company provides for taxes on the assumed repatriation of accumulated earnings of its foreign subsidiaries.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Earnings Per Common Share

At December 31, 1997, the Company retroactively adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," for all periods for which earnings per share information is presented. Under the provisions of this statement, basic earnings per common share are computed on the basis of the weighted average number of shares of common stock outstanding during the year, including stock awards and shares issued as non-cash compensation. The weighted average number of common shares outstanding in 1997 was 42,613,000 (42,459,000 and 42,057,000 in 1996 and 1995, respectively). The Company has no potentially dilutive securities and therefore is not subject to diluted earnings per share presentation or disclosure requirements.

                                  F-17

Other Matters

The Company is primarily engaged in a single line of business: the manufacture and sale of protective and specialty packaging materials and systems to a diverse group of customers throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. No single customer or affiliated group of customers accounts for more than 10% of the Company's net sales.

In conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare the Company's consolidated financial statements. Actual results could differ from these estimates.

Note 2 Pending Merger with Packaging Business of W. R. Grace & Co.

On August 14, 1997, the Company and W. R. Grace & Co. ("Grace") entered into a definitive merger agreement to combine Grace's packaging business ("Grace Packaging") with the Company. This transaction is described in the Company's Joint Proxy Statement/Prospectus dated February 13, 1998 (the "Joint Proxy Statement/Prospectus"), which was filed with the Securities and Exchange Commission and distributed to the stockholders of the Company in connection with a special meeting of the stockholders held on March 23, 1998 at which the stockholders approved such merger agreement. The transactions contemplated by the merger agreement are currently expected to be completed on or about March 31, 1998. For accounting purposes, such merger will be treated as a purchase of the Company by Grace (after the spin-off of Grace's specialty chemicals business). During 1997, the Company incurred transaction expenses of $8,405,000 related to certain professional fees primarily in connection with this merger.

Note 3 Acquisitions

During 1997, the Company made small acquisitions in Australia and Italy. These acquisitions, which were made for cash in the aggregate amount of approximately $10 million and were accounted for as purchases, were not material to the Company's consolidated financial statements.

In June 1996, the Company acquired the Australian and New Zealand protective packaging business of Southcorp Holdings Limited. During 1996, the Company also made several other small acquisitions, including acquisitions in Canada, Finland, Germany and the United States. These transactions, which were made for cash in the aggregate amount of approximately $30 million and accounted for as purchases, were not material to the Company's consolidated financial statements.

On January 10, 1995, the Company acquired Trigon Industries Limited ("Trigon"), a privately owned, New Zealand-based manufacturer of food packaging films and systems, durable mailers and bags and specialty adhesive products, for 882,930 newly issued shares of common stock valued at $35.70 per share and $25,592,000 in cash primarily provided by proceeds from borrowings under the BT Credit Agreement (note 6), representing a purchase price of approximately $57 million. The acquired net assets of Trigon included property and equipment of approximately $28,400,000, intangible assets of approximately $43,000,000 including trademarks, non-competition agreements, and the excess of cost over the fair value of net assets acquired, $25,000,000 of net indebtedness, and working capital of approximately $12,000,000. Such acquisition was accounted for as a purchase.

During 1995, the Company made certain other small acquisitions in the United States. These transactions, which were effected in exchange for shares of the Company's common stock, cash or a combination of the Company's common stock and cash, were accounted for as purchases and were not material to the Company's consolidated financial statements.

                                  F-18

Note 4 Geographic Areas

The Company's operations are conducted primarily in the United States, Europe, the Asia/Pacific region, Canada and Latin America, and its products are distributed in these areas as well as other parts of the world. Net sales for each major geographic area include transfers to other geographic areas. Such transfers are made at prices intended to provide reasonable and appropriate returns to the selling unit, and applicable eliminations have been applied to the intergeographic transactions.

Operating profit consists of net sales less operating expenses. Other income (expense), net and income taxes have not been added or deducted in the computation of operating profit for each geographic area.
Corporate expenses have been allocated to the geographic areas for whose benefit the expenses were incurred.

Identifiable assets are those assets that are used in the Company's operations in each geographic area.

Information by Major Geographic Area:
(In thousands of dollars)

                       Net     Operating    Identifiable
                     Sales        Profit          Assets
1997
United States      $ 540,213     $ 104,496     $ 223,650
Europe               214,311        25,840       171,347
Asia/Pacific & Other 127,027         7,780       103,363
Eliminations         (38,718)            -             -
   Consolidated    $ 842,833     $ 138,116     $ 498,360

1996
United States      $ 504,449     $  95,375     $ 213,223
Europe               204,474        25,696       156,242
Asia/Pacific & Other 113,687         9,001        97,654
Eliminations         (32,998)            -             -
   Consolidated    $ 789,612     $ 130,072     $ 467,119

1995
United States      $ 464,820     $  75,828     $ 213,099
Europe               188,558        24,617       153,563
Asia/Pacific & Other  94,864         8,435        76,883
Eliminations         (25,122)            -             -
   Consolidated    $ 723,120     $ 108,880     $ 443,545

NOTE: Net sales shown for the United States, Europe and Asia/Pacific and Other include transfers to other geographic areas as follows:
United States, 1997--$27,134,000; 1996 --$22,888,000; 1995 --
$18,412,000; Europe, 1997 --$7,042,000; 1996 --$4,781,000; 1995 --
$2,398,000; Asia/Pacific and Other, 1997--$4,542,000; 1996 --$5,329,000;
1995 --$4,312,000.

                                  F-19

Note 5 Inventories

At December 31, 1997, the components of inventories, by major classification (raw materials, work in process and finished goods) are as follows:

                                        (In thousands of dollars)

                                         1997                1996
Raw materials                         $ 22,279           $ 23,497
Work in process                          2,204              2,622
Finished goods                          38,444             35,841
      Subtotal                          62,927             61,960
Less LIFO reserve                        4,032              4,729
Total inventory                       $ 58,895           $ 57,231

Note 6 Debt

   A summary of long-term debt at December 31, 1997 and 1996 follows:

(In thousands of dollars)

                                             1997              1996

BT Credit Agreement                          $      -       $ 38,228
Foreign loans                                  47,257         59,719
Other                                           3,890          4,844
   Total                                       51,147        102,791
Less current installments                       2,641          2,891
  Long-term debt, less current installments  $ 48,506       $ 99,900

The BT Credit Agreement is an unsecured $200 million revolving credit facility that expires on June 30, 2001. The BT Credit Agreement has no minimum annual paydown provision. As of December 31, 1997, there were no outstanding borrowings under the BT Credit Agreement. At December 31, 1996, the Company's outstanding borrowings under the BT Credit Agreement were $38,228,000. The weighted average interest rate under the BT Credit Agreement was approximately 6.8% at December 31, 1996. Had the Company not been a party to derivative financial instruments, discussed below, the weighted average interest rates related to the BT Credit Agreement would have been approximately 6.7% at December 31, 1996.

Foreign loans have been incurred for acquisitions, working capital and other corporate purposes. Certain of such loans are secured by foreign assets of approximately $7 million and are due in varying annual installments through 2010 with fixed and variable interest rates. The weighted average interest rates on such loans were 6.8% and 7.4% at December 31, 1997 and 1996, respectively.

The Company's obligations under the BT Credit Agreement and certain foreign and other loans and lines of credit bear interest at floating rates. The Company utilizes certain derivative financial instruments to manage its exposure to fluctuations in interest rates, including interest rate swaps and collars and cross currency swaps.

The BT Credit Agreement provides for changes in borrowing margins based on certain financial criteria and imposes certain limitations on the operations of the Company and its subsidiaries that include restrictions on the incurrence of additional indebtedness, the creation of liens, the making of investments, dispositions of property or assets, certain transactions with affiliates, and the payment by the Company of cash dividends to its stockholders, as well as certain financial covenants relating to interest coverage and debt leverage. The Company was in compliance with these requirements as of December 31, 1997.

                                  F-20

The Company had available lines of credit at December 31, 1997, under the BT Credit Agreement and other credit facilities of approximately $264 million, of which approximately $230 million was unused. The Company is not subject to any material compensating balance requirements in connection with its lines of credit.

Scheduled annual maturities of long-term debt for the five years subsequent to December 31, 1997 are as follows: 1998 - $2,641,000; 1999
- $29,439,000; 2000 -$1,504,000; 2001 -$13,974,000; and 2002 -
$1,120,000.

Note 7 Financial Instruments

The Company is required by generally accepted accounting principles to disclose its estimate of the fair value of material financial instruments, including those recorded as assets or liabilities in its consolidated financial statements and derivative financial instruments. The fair value estimates of the Company's various debt instruments were derived by evaluating the nature and terms of each instrument, considering prevailing economic and market conditions, and examining the cost of similar debt offered at the balance sheet date.
Such estimates are subjective and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the Company's estimates.

The carrying amounts of current assets and liabilities approximate fair value due to their short-term maturity. The carrying amounts and estimated fair values of the Company's material, non-current financial instruments at December 31, 1997 and 1996 are as follows:


(In thousands of dollars)
                                      1997                   1996
                             Carrying      Fair      Carrying    Fair
                              Amount      Value       Amount    Value

On-Balance-Sheet Liabilities:

  BT Credit Agreement          $     -    $     -     $38,228  $38,228
  Foreign loans                 47,257     47,489      59,719   60,163
  Other loans                    3,890      3,681       4,844    4,565
  Other liabilities             12,390     12,390      12,651   12,651

Off-Balance-Sheet Instruments (Derivatives)

  Interest Rate Swaps                -        167           -      324
  Interest Rate Collars              -        681           -      505
  Cross Currency Swaps               -       (173)          -    1,760
  Foreign Exchange Forward Contracts -         23           -        -

The Company utilizes derivative financial instruments to manage its exposure to flucuations in interest rates and foreign exchange rates. The Company does not purchase, hold or sell derivative financial instruments for trading or speculative purposes.

Interest rate swaps are used to reduce the Company's exposure to fluctuations in interest rates by fixing the rate of interest the Company pays on the notional amount of debt. At December 31, 1997 and 1996, the Company was party to interest rate swaps with an aggregate notional amount of approximately $14 million. These swaps fix the rate of interest paid on the notional amount of certain non-U.S. dollar denominated long-term debt at rates which ranged from 8.55% to 8.60% in 1997 and 1996. Such swaps expire through September 1999.

Interest rate collars are used to reduce the Company's exposure to fluctuations in interest rates by limiting fluctuations in the rate of interest the Company pays on a notional amount of debt. At December 31, 1997 and 1996, the Company was party to interest rate collars with an aggregate notional amount of approximately $8 million. These collars limit the rate of interest paid on the notional amount of certain non-U.S. dollar denominated long-term debt to between 7.28% and 11.0%

                                  F-21
through June 1999 and between 8.27% and 11.0% from June 1999 through June 2001.

Cross currency swaps allow the Company to gain access to additional sources of international financing while limiting foreign exchange exposure and adjusting or limiting interest rate exposure by swapping borrowings in U.S. dollars for borrowings denominated in the functional currencies of the borrowers. At December 31, 1997, the Company was party to cross currency swaps with an aggregate notional amount of approximately $25 million with various expiration dates through May 2002. At December 31, 1996, the Company was party to cross currency swaps with an aggregate notional amount of $30 million with various expiration dates through May 2002.

Foreign exchange forwards and options are generally used to reduce the Company's exposure to the risk that the eventual cash outflows resulting from firm commitments or anticipated transactions will be adversely affected by changes in exchange rates. At December 31, 1997, the Company was not party to any foreign currency options but was party to two foreign currency forward contracts with an aggregate notional amount of $4 million. Such forward contracts expire through December 1998. At December 31, 1996, the Company was not party to any material foreign currency options or forwards.

The fair values of the Company's various derivative instruments, as advised by the Company's bankers, generally reflect the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date. The notional amounts referred to above represent agreed-upon amounts on which calculations of cash to be exchanged are based. The notional amounts are not a measure of the Company's exposure to credit or market risk.

Realized and unrealized gains and losses on the Company's financial instruments and derivatives were not material to the consolidated financial statements in 1997, 1996, and 1995.

The Company is exposed to credit losses in the event of the inability of the counterparties to perform under their obligations, but it does not expect any counterparties to fail to do so given their high credit ratings and financial strength. The Company believes that off-balance-sheet risk in conjunction with its derivative contracts would not be material in the case of non-performance on the part of the counterparties to such agreements.

Note 8  Shareholders' Equity

The Company's shareholders' equity increased to $257,283,000 at December 31, 1997 from $186,649,000 at December 31, 1996 primarily as a result of the Company's net earnings in 1997 partially offset by a net reduction in the Company's accumulated translation adjustment due to the effect of foreign currency fluctuations. During 1997, the Company purchased 159,200 of its common shares in the approximate aggregate amount of $8,772,000 for use in the Company's employee benefit plans.

On September 29, 1995, the Company distributed a two-for-one stock split in the nature of a 100% stock dividend to the holders of record of the Company's common stock at the close of business on September 15, 1995 (the "1995 stock split"). All per share data and share information in the consolidated financial statements and notes thereto have been adjusted to give retroactive effect to the 1995 stock split where appropriate.

                               F-22

A summary of changes in issued and outstanding shares of common stock and shares of treasury stock of the
Company follows:
                                                     1997         1996           1995
Changes in common stock:
   Number of shares issued, beginning of year     42,747,704   42,506,573     20,111,618
   Non-cash compensation                              80,100      127,590         80,400
   Awards of contingent stock                         28,900       92,850        157,550
   Shares issued related to acquisitions                   -       20,691        957,335
   1995 stock split                                        -            -     21,199,670
   Number of shares issued, end of year           42,856,704   42,747,704     42,506,573

Changes in treasury stock:
   Number of shares held, beginning of year          226,758      224,758        122,306
   Shares issued in acquisition                            -            -        (11,927)
   Awards of contingent stock                       (153,800)           -              -
   Purchase of treasury shares                       159,200            -              -
   Contingent stock forfeited                            300        2,000          2,000
   1995 stock split                                        -            -        112,379
   Number of shares held, end of year                232,458      226,758        224,758


Non-cash compensation in each year includes the shares, if any, issued as all or a portion of the Company's contribution to its profit-sharing plan as determined by the Board of Directors of the Company, for the respective preceding year and shares issued each year to non-employee directors under the restricted stock plan for non-employee directors (the "Directors Stock Plan"), discussed below. The amount charged to operations related to these shares issued was $322,000 in 1997 ($3,242,000 in 1996 and $3,556,000 in 1995). Non-cash compensation in
1997 included only the amount charged to operations for shares issued under the Directors Stock Plan, as the Company's 1997 profit-sharing plan contribution was made entirely in cash.

The Directors Stock Plan, as mentioned above, provides annual grants of shares to non-employee directors, and interim grants of shares to eligible directors elected at other than an annual meeting, for less than 100% of fair value at date of grant in lieu of cash payments for certain directors' fees. Shares issued under this plan are restricted as to disposition by the holders as long as such holders remain directors of the Company. The excess of fair value over the granting price of shares issued under this plan is charged to operations at the date of such grant.

The Company's contingent stock plan provides for the granting to employees of awards to purchase common stock (during the succeeding 60-day period) for less than 100% of fair market value at the date of award. Shares issued under the contingent stock plan ("Contingent Stock") are restricted as to disposition by the holders for a period of at least three years after issue. In the event of termination of employment prior to lapse of the restriction, the shares are subject to an option to repurchase by the Company at the price at which the shares were issued. Such restriction will lapse prior to the expiration of the vesting period if certain events occur which affect the existence or control of the Company. On August 14, 1997, the Board of Directors amended the contingent stock plan to provide that the Grace Packaging merger would not constitute such an event.

The excess of fair value over the award price of Contingent Stock is charged to operations as compensation over a three-year period. In 1997, such charges amounted to $4,467,000 ($3,498,000 and $3,370,000 in
1996 and 1995, respectively). The aggregate fair value of Contingent Stock issued is credited to common stock and additional paid-in capital accounts, and the unamortized portion of the compensation is deducted from shareholders' equity.

                                  F-23

A summary of the changes in shares available for the Directors Stock Plan and the Contingent Stock Plan
follows:


     Changes in the Directors Stock Plan shares:           1997         1996       1995

     Number of shares available, beginning of year         29,200     161,400      82,200
     Shares issued for new awards (1)                      (7,200)     (7,200)     (1,500)
     1995 stock split                                           -           -      80,700
     Reduction in shares authorized during year                 -    (125,000)          -
     Number of shares available, end of year               22,000      29,200     161,400

     Weighted average per share market value
       of stock on grant date (2)                          $45.75       $35.13     $21.50


     Changes in the Contingent Stock Plan shares:           1997        1996        1995

     Number of shares available, beginning of year        646,150     737,000    505,900
     Shares issued for new awards (1)                    (182,700)    (92,850)  (157,550)
     Contingent stock forfeited                               300       2,000       2,000
     1995 stock split                                           -           -     386,650
     Number of shares available, end of year              463,750     646,150     737,000

     Weighted average per share market value
        of stock on grant date (2)                         $46.47      $36.59      $21.97

(1) For the Directors Stock Plan during 1995, all 1,500 shares were issued before the 1995 stock split.  For the Contingent Stock Plan during 1995, 119,050 shares were issued before such stock split and the remaining
38,500 shares were issued after such stock split.

(2)  Per share data adjusted to reflect the effect of the 1995 stock split.



The Company has adopted only the disclosure provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. The compensation cost that has been charged against income for the Company's stock-based
compensation was noted above.   Since such compensation cost is
consistent with the compensation cost that would have been recognized for the Company's stock plans under the provisions of FASB Statement No. 123, the pro forma disclosure requirements under such statement are not applicable.

The Company currently has the authority to issue 1,000,000 shares of preferred stock, without par value, none of which were issued at December 31, 1997.

Note 9  Income Taxes

The Company's method of accounting for income taxes is the asset and liability method, under which deferred tax assets and liabilities are recognized for temporary differences and are measured using enacted tax rates and laws applicable to the periods in which the taxes become payable.

                                  F-24

The components of earnings before income taxes follow:
(In thousands of dollars)
                                 1997          1996         1995
__________________________________________________________________

Domestic                     $107,261       $ 91,055      $ 61,007
Foreign                        26,227         23,540        26,147
                             $133,488       $114,595      $ 87,154

The components of the provision for income taxes on earnings follow:

(In thousands of dollars)

                                 1997          1996         1995
__________________________________________________________________
Current tax provision:

  U.S. federal               $36,409        $31,888       $20,624
  U.S. state and local         9,345          8,085         5,830
  Foreign                     10,753         10,590         9,347
                              56,507         50,563        35,801

Deferred tax provision (benefit):

  Domestic                    (2,396)        (4,067)       (2,589)
  Foreign                       (544)        (1,230)        1,214
                              (2,940)        (5,297)       (1,375)
Provision for income taxes   $53,567        $45,266       $34,426


The Company's deferred tax liability, net of deferred tax assets, at December 31, 1997 and 1996 amounted to $2,973,000 and $6,014,000, respectively. The principal components of the Company's deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:


(In thousands of dollars)
                                              1997               1996
_____________________________________________________________________

Deferred tax assets:
  Accrued liabilities                       $ 5,924            $ 7,970
  Patents and other intangibles               5,396              2,830
  Facilities consolidation and integration    3,364              3,801
  Inventory                                   2,736                824
  Deferred compensation                       1,561              1,121
  Bad debts                                   1,423                732
  Property and equipment                      1,217              1,169
  Deferred revenue                              729              1,128
  Other                                       6,735              5,159
                                             29,085             24,734
  Valuation allowance                          (810)              (277)
    Deferred tax asset                      $28,275            $24,457

Deferred tax liabilities:
  Property and equipment                    $24,706            $24,944
  Deferred revenue                            1,011                855
  Patents and other intangibles                 434                598
  Other                                       5,097              4,074
    Deferred tax liability                  $31,248            $30,471

                                  F-25

The Company expects that it is more likely than not that the net deferred tax assets of $28,275,000 at December 31, 1997 will be realized based on the future reversals of existing deferred tax liabilities and the continuation of earnings, which may be affected by factors outside the Company's control. The valuation allowance of $810,000 is maintained for certain foreign deferred tax assets primarily relating to insignificant net operating losses. The net change in the valuation allowance for deferred tax assets was an increase of $533,000 in 1997 related to additional foreign net operating losses in 1997.



An explanation of the difference between the effective income tax rate and the statutory U.S. federal income income tax rate expressed as a percentage of earnings before income taxes for the years ended December 31,
1997, 1996 and 1995 follows:
                                                                 1997       1996       1995


Statutory U.S. federal income tax rate                           35.0%      35.0%     35.0%

Provision for foreign withholding taxes
 and additional U.S. taxes on
 repatriated and accumulated earnings of
 foreign subsidiaries                                             0.6        0.1       0.1

Tax effect of expenses not subject
 to tax benefit                                                   2.4        1.4       1.7

State income taxes, net of U.S. federal income tax benefit        4.4        4.5       4.0

Taxes on foreign earnings at other than the
  statutory U.S. federal income tax rate                         (0.6)      (0.6)     (0.4)

Other miscellaneous items                                        (1.7)      (0.9)     (0.9)

Effective income tax rate                                        40.1%      39.5%     39.5%



The Company's tax provisions for 1997, 1996 and 1995 give effect to foreign withholding taxes on the repatriation of accumulated earnings from the Company's foreign subsidiaries and additional U.S. taxes, if any, on such accumulated earnings. The Company has provided U.S. and foreign income taxes on the accumulated earnings of the Company's foreign subsidiaries through December 31, 1997.

The Company's Dutch subsidiary is entitled to certain tax incentives to manufacture certain product lines under agreements with local tax authorities. The total amount of such incentives is dependent on the profitability of such product lines over a period extending through 1999.

Note 10  Commitments and Contingent Liabilities

The Company is obligated under the terms of various leases covering many of the facilities occupied by the Company. The Company accounts for substantially all of its leases as operating leases. Net rental expense for 1997 was $11,209,000 ($10,939,000 and $10,228,000 in 1996 and 1995,
respectively). Estimated future minimum annual rental commitments under noncancelable real property leases expiring through 2023 are as follows:
1998 - $9,374,000; 1999 - $6,424,000; 2000 - $5,204,000; 2001 -
$3,925,000; 2002 - $3,050,000; and subsequent years - $7,560,000.

                                  F-26

The Company's worldwide operations are subject to environmental laws and regulations which, among other things, impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company reviews the effects of environmental laws and regulations on its operations and believes that it is in substantial compliance with all material applicable environmental laws and regulations.

At December 31, 1997, the Company was a party to, or otherwise involved in, several federal and state government environmental proceedings and private environmental claims for the cleanup of Superfund or other sites. The Company may have potential liability for investigation and cleanup of certain of such sites. At most of such sites, numerous companies, including either the Company or one of its predecessor companies, have been identified as potentially responsible parties ("PRPs") under Superfund or related laws. It is the Company's policy to provide for environmental cleanup costs if it is probable that a liability has been incurred and if an amount which is within the estimated range of the costs associated with various alternative remediation strategies is reasonably estimable, without giving effect to any possible future insurance proceeds. As assessments and cleanups proceed, these liabilities are reviewed periodically and adjusted as additional information becomes available. At December 31, 1997 and 1996, such environmental related provisions are not material. While it is often difficult to estimate potential liabilities and the future impact of environmental matters, based upon the information currently available to the Company and its experience in dealing with such matters, the Company believes that its potential liability with respect to such sites is not material to the Company's consolidated financial position. Environmental liabilities may be paid over an extended period, and the timing of such payments cannot be predicted with certainty.

The Company is also involved in various legal actions incidental to its business. Company management believes, after consulting with counsel, that the disposition of its litigation and other legal proceedings and matters, including environmental matters, will not have a material effect on the Company's consolidated financial position.

                                  F-27